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                   [LETTERHEAD OF JACKSON & WALKER, L.L.P.]

                                                                       EXHIBIT 5
(214) 953-6000



                               October 27, 1994



Sterling Software, Inc.
8080 N. Central Expressway
Suite 1100
Dallas, Texas  75206

     Re:  Registration Statement on Form S-4 of Sterling Software, Inc.

Ladies and Gentlemen:

     We have acted as counsel for Sterling Software, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 2,654,652 shares of common stock, par value $0.10 per share, of the Company (the "Shares"), which Shares are being registered for issuance to the holders of the Common Stock, without par value, of KnowledgeWare, Inc. ("KWI") upon the closing of the merger contemplated by that certain Amended and Restated Agreement and Plan of Merger dated as of August 31, 1994, by and among the Company, SSI Corporation and KWI (as amended, the "Merger Agreement"). A Registration Statement on Form S-4 (the "Registration Statement") is expected to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof.

     In connection with the rendering of this opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of all documents, certificates and instruments as we have deemed necessary for the expression of the opinions expressed herein, including the Certificate of Incorporation, as amended, and the Restated Bylaws of the Company, copies of resolutions of the Board of Directors of the Company authorizing the issuance of the Shares and the Registration Statement and all exhibits thereto. In making the foregoing examinations, we have assumed the genuiness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

     Based upon the foregoing examination, subject to the comments and exceptions herein stated, and limited in all respects to the laws of the State of Texas, the General Corporation Law
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Sterling Software, Inc.
October 27, 1994
Page 2



of the State of Delaware and the laws of the United States of America, and subject to receipt from the Commission of an order declaring the Registration Statement effective, it is our opinion that, when issued pursuant to the Merger Agreement as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

     You should be aware that we are not admitted to the practice of law in the State of Delaware. Accordingly, any opinion herein as to the laws of the State of Delaware is based solely upon the latest generally available compilation of the statutes and case law of such state.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm therein under the caption "Legal Matters." In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    /s/ Jackson & Walker, L.L.P.